                                                                  EXHIBIT (9)(r)

                         TRANSFER AGENCY AGREEMENT


      AGREEMENT made this 22nd day of March, 1996, between EMERALD FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at _______________________, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Trust desires that BISYS perform certain services for all share classes of all series of the Trust either now or hereafter created, as provided in Schedule A attached hereto (individually referred to herein as a "Fund" and collectively as the "Funds"); and

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties agree as follows:

      1.    SERVICES.

            BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto in accordance with the Prospectuses and Statements of Additional Information of the Trust. BISYS agrees to perform such services in accordance with the service standards set forth in Schedule C hereto.

            BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree in writing.

            BISYS may, in its discretion and upon thirty (30) days' prior written notice to the Trust, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

      2.    FEES.

            The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule D hereto. BISYS may, subject to the Trust's prior written approval, increase the fees it charges pursuant to the fee schedule; provided, however, that BISYS may not increase such fees until the expiration of the Initial Term of this Agreement (as defined below). Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

      3.    REIMBURSEMENT OF EXPENSES.

            In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

            (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

            (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communications with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

            (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

            (d) The cost of microfilm or microfiche of records or other materials; and

            (e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

      4.    EFFECTIVE DATE.

            This Agreement shall become effective as of the date first written above (the "Effective Date").

      5.    TERM.

      This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party hereto as provided hereunder, until _________ ________________, 1999 (the "Initial Term"), and thereafter shall continue for successive one-year terms; provided, however, that either party hereto may terminate this Agreement at any time during any such renewal term for any or no reason by the provision of 120 days' written notice to the other party, and provided further that such continuance is specifically reviewed and approved at least annually (a) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund and
(b) by the majority of the Trust's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement. This Agreement is also terminable at any time during the Initial Term or any renewal term upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 30 days' notice by the Trust's Board of Trustees or by BISYS; provided that no notice shall be required with respect to clauses (b), (c), (e) or (f) of the definition of "cause" below.

      If after such termination for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section 2 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

            For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein; (e) the existence of a performance standard deficiency, as such term is defined in Schedule C hereto; or (f) the failure of BISYS to be registered pursuant to Section 17A of the 1934 Act as a transfer agent at any time during this Agreement.

            If, for any reason other than mutual agreement or "cause" as defined above, during the Initial Term of this Agreement BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to BISYS equal to the balance due BISYS for the remainder of the Initial Term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date BISYS is replaced, or a third party is added, will remain constant for the balance of the contract term.

      6.    UNCONTROLLABLE EVENTS.

            BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control; provided that in the event of equipment failures beyond BISYS' control, BISYS shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      7.    LEGAL ADVICE.

            BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to any legal question involving BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

      8.    INSTRUCTIONS.

            Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

            As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      9.    STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS;
            INDEMNIFICATION.

            BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. BISYS shall not settle or make any compromise of any claim, demand, action or suit to which it may seek indemnity pursuant to this Section (each, an "Indemnifiable Claim") without the express written consent of the Trust. BISYS shall notify the Trust within 15 days of receipt of notification of an Indemnifiable Claim, provided that the failure by BISYS to furnish such notification shall not impair its right to seek indemnification from the Trust unless the Trust's ability to adequately defend the Indemnifiable Claim is impaired as a result of such failure, and further provided, that if as a result of BISYS' failure to provide the Trust with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Trust BISYS, at its own cost and expense, shall open such judgment. The Trust shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Trust and reasonably acceptable to BISYS. BISYS may join in such defense at its own expense, but to the extent that it shall so desire the Trust shall direct such defense. If the Trust shall fail or refuse to defend an Indemnifiable Claim, BISYS may provide its own defense at the cost and expense of the Trust. BISYS shall indemnify and exonerate, save and hold the Trust harmless from and against any and all claims (whether with or without basis in fact or law), losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by BISYS as a result of BISYS' bad faith, negligence, willful misfeasance or reckless disregard of its obligations and duties under this Agreement.

      10.   RECORD RETENTION AND CONFIDENTIALITY.

            BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, the Trust's authorized representatives and the Securities and Exchange Commission (the "Commission") at reasonable times.

            BISYS agrees to surrender promptly, upon the Trust's demand, all books, records and files maintained pursuant to this Agreement (or copies of any such books, records and files needed by BISYS in the performance of its duties or for its legal protection).

      11.   REPORTS.

            BISYS will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule E attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule E.

      12.   RIGHTS OF OWNERSHIP.

            All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      13.   COOPERATION OF AUDITORS.

            The Transfer Agent shall cooperate with the Trust's independent auditors and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required from time to time by the Trust.

      14.   CONFIDENTIALITY.

            BISYS agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder; PROVIDED,

HOWEVER, that upon notification to and written approval from the Trust, which approval shall not be unreasonably withheld, BISYS may divulge such information in those instances where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

      15.   RETURN OF RECORDS.

            If not turned over to the Trust sooner at the Trust's request, files, records and documents created and maintained by BISYS pursuant to this Agreement will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      16.   BANK ACCOUNTS.

            The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      17.   REPRESENTATIONS OF THE TRUST.

            The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      18.   REPRESENTATIONS OF BISYS.

            BISYS represents and warrants that: (a) all requisite corporate proceedings have been taken to authorize BISYS to enter into and to perform this Agreement, (b) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the Exchange Act"), required in connection with the performance of its duties under this Agreement, and (c) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

      19.   INSURANCE.

            BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be requested by the Trust of the amount of its insurance coverage and of the total outstanding claims made by BISYS under such coverage.

      20.   INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

            The Trust has furnished to BISYS the following:

            (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

            (b)   Copies of the following documents:

                  1. The Trust's Code of Regulations and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                        A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

                        B. Authorization of BISYS to act as Transfer Agent for the Trust on behalf of the Funds.

            (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

            (d) Two copies of the following (if such documents are employed by the Trust):

                  1.    Prospectuses and Statement of Additional Information;

                  2.    Distribution Agreement; and

                  3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

            (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

      21.   INFORMATION FURNISHED BY BISYS.

            BISYS has furnished to the Trust the following:

            (a)   BISYS' Articles of Incorporation.

            (b)   BISYS' Bylaws and any amendments thereto.

            (c) Certified copies of actions of BISYS covering the following matters:

                  1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  2. Authorization of BISYS to act as Transfer Agent for the Trust.

            (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

      22.   AMENDMENTS TO DOCUMENTS.

            The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

            BISYS shall promptly furnish a copy of each independent accountants' report relating to internal accounting control systems filed with the Commission pursuant to Rule 17A-13 under the Exchange Act after the date hereof.

      23.   RELIANCE ON AMENDMENTS.

            BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 20 and 22 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes.

      24.   COMPLIANCE WITH LAW.

            Except for the obligations of BISYS set forth in Section 9 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

      25.   NOTICES.

            Notices of any kind to be given to the Trust hereunder by BISYS shall be in writing and shall be duly given if mailed or delivered to the Trust at 50 North Laura Street, Suite 3300, Jacksonville, Florida 323202, Attention:
John G. Grimsley, Esq., President, with a copy to Drinker Biddle & Reath, Philadelphia National Bank Building, Suite 1100, Philadelphia, Pennsylvania 19107, Attention: Jeffrey A. Dalke, or at such other address or to such individual as shall be so specified by the Trust to BISYS. Notices of any kind to be given to BISYS hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: Stephen G. Mintos, or at such other address or to such individual as BISYS shall specify to the Trust.

      26.   HEADINGS.

            Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      27.  ASSIGNMENT.

            This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 27 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof.

      28.   AMENDMENT OF THIS AGREEMENT.

            No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      29. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST.

            This Agreement shall be governed by and its provisions shall be continued in accordance with the laws of the State of Ohio. It is understood that the names "Emerald Funds" and "Trustees of Emerald Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated March 15, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Emerald Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any Class or Series of Shares of the Trust must look solely to the Trust Property belonging to such Class or Series for the enforcement of any claims against the Trust.

      30.   FURTHER ACTIONS.

            Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      31.   COUNTERPARTS.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      32.   MISCELLANEOUS.

            The captions in this Agreement are included for convenience of reference only and in on way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    EMERALD FUNDS


                                    By:________________________________



                                    BISYS FUND SERVICES, INC.


                                    By:________________________________

                                  SCHEDULE A
                       TO THE TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                                 EMERALD FUNDS
                                      AND
                           BISYS FUND SERVICES, INC.



This Agreement shall apply to all share classes of all Funds of Emerald Funds, either now or hereafter created. The current share classes and Funds are set forth below.


Emerald Equity Fund - Retail Shares and Institutional Shares
Emerald Small Capitalization Fund - Retail Shares and Institutional Shares Emerald Balanced Fund - Retail Shares and Institutional Shares
Emerald Short-Term Fixed Income
   Fund - Retail Shares and Institutional Shares
Emerald U.S. Government Securities
   Fund - Retail Shares and Institutional Shares
Emerald Managed Bond Fund - Retail Shares and Institutional Shares
Emerald Florida Tax-Exempt Fund - Retail Shares and Institutional Shares
Emerald Prime Fund - Retail Shares, Emerald Shares and Emerald Service Shares Emerald Treasury Fund - Retail Shares, Emerald Shares and Emerald Service Shares Emerald Tax-Exempt Fund - Retail Shares, Emerald Shares and Emerald Service
   Shares
Emerald Treasury Trust Fund - Emerald Shares
Emerald Prime Trust Fund - Emerald Shares
Emerald International Equity Fund - Retail Shares and Institutional Shares Emerald Equity Value Fund - Retail Shares and Institutional Shares

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                  EMERALD FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


                            TRANSFER AGENCY SERVICES


1.    SHAREHOLDER TRANSACTIONS

      a.    Process shareholder purchase and redemption orders.

      b. Set up and maintain account information, including address, dividend option, taxpayer identification numbers and wire instructions.

      c. Issue confirmations in compliance with Rule 10 under the Securities Exchange Act of 1934, as amended.

      d.    Issue periodic statements for shareholders.

      e.    Process transfers and exchanges.

      f. Process dividend and distribution payments, including the purchase of new shares, through dividend reimbursement.

      g. Provide timely notification of shareholder activity, and such other information as may be agreed upon from time between BISYS and the Custodian to the Trust.

      h. Issue and cancel stock certificates, and maintain stock certificate books as requested by the Trust.

2.    SHAREHOLDER INFORMATION SERVICES

      a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

      b. Produce detailed history of transactions through duplicate or special order statements upon request.

      c. Provide mailing labels for distribution of, or if so requested by the Trust arrange for the mailing of, financial reports, prospectuses, proxy statements or marketing material to current shareholders.

      d. Tabulate returned proxies and supply related reports. Prepare certified list of shareholders for shareholder meetings.

3.    COMPLIANCE REPORTING

      a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

      b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income, capital gains and other distributions.

      c. Issue tax withholding reports to the Internal Revenue Service and, if applicable, to any states.

      d. Provide toll-free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity.

      e.    Provide voice response unit.

4.    DEALER/LOAD PROCESSING (IF APPLICABLE)

      a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

      b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

      c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

      d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.    SHAREHOLDER ACCOUNT MAINTENANCE

      a.    Maintain all shareholder records for each account in the Trust.

      b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

      c.    Record shareholder account information changes.

      d.    Maintain account documentation files for each shareholder.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                  EMERALD FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


                               TRANSFER AGENCY
                              SERVICE STANDARDS


Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule C. Such standards are contained on the pages attached hereto. The parties agree that such performance standards may be revised, from time to time, by mutual agreement. The parties further agree that BISYS shall provide a report (the "Report") to the Trust's Board of Trustees at each Regular Meeting of such Board and, if requested, at any Special Meeting of such Board, which shall describe BISYS' performance and shall indicate whether the standards attached hereto have been met for the relevant reporting period. It is further agreed that any failure to meet a performance standard shall require BISYS to (1) take appropriate corrective action or (2) provide an explanation satisfactory to the Board which states why such standard cannot be met. In the former case, except for those instances in which BISYS' failure to meet a performance standard was due to circumstances beyond its control, BISYS agrees that the failure to raise, for a period of at least ___ consecutive days within 90 days following the last day of the period covered by the relevant Report, its performance to the level set forth in the standards attached hereto or such lower level that is deemed satisfactory by the Board shall constitute a performance standard deficiency for purposes of the "cause" definition contained in Section 5 of the Agreement.

                                   SCHEDULE D
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                  EMERALD FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


                               TRANSFER AGENT FEES



BISYS shall be entitled to receive an annual fee of two one-hundredths of one percent (.02%) of the average daily net assets of each Fund; provided, however, that, to the extent the total number of shareholder accounts exceeds 25,000, BISYS shall be entitled to receive a per account charge of $12 for all accounts in excess of 25,000. Such per account charge shall be payable by the Trust in addition to the annual fee set forth above.

ADDITIONAL SERVICES:

Additional services such as IRA processing are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

OUT-OF-POCKET EXPENSES:

BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule C is attached.

                                   SCHEDULE E
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                  EMERALD FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


REPORTS


1.    Daily Shareholder Activity Journal

2.    Daily Fund Activity Summary Report

      a.    Beginning Balance

      b.    Dealer Transactions

      c.    Shareholder Transactions

      d.    Reinvested Dividends

      e.    Exchanges

      f.    Adjustments

      g.    Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7.    Monthly Reports Relating to:

      a.    Number of new accounts by Portfolio

      b.    Number of closed accounts by Portfolio

      c.    Number of new customers

      d.    Number of lost customers

      e.    Number of 800 calls

8. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.



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